AMENDMENT NO. 1
TO
SECOND AMENDED AND RESTATED
NU SKIN ENTERPRISES, INC.
1996 STOCK INCENTIVE PLAN

         This Amendment No. 1 (the "Amendment") is adopted by Nu Skin Enterprises, Inc., a Delaware corporation (the "Company"), to be effective as set forth in Section 3 below.

RECITALS

        WHEREAS, the Company previously adopted, and the stockholders approved, the Second Amended and Restated Nu Skin Enterprises, Inc. 1996 Stock Incentive Plan (the "Plan"); and

        WHEREAS, on February 7, 2003, the Board of Directors has determined it advisable and in the best interests of the Company to adopt this Amendment to amend the Plan to incorporate the modifications set forth below.

        NOW THEREFORE, subject to approval of the stockholders of the Company as set forth in Section 3 below, the Plan is hereby amended as follows:

1.	Amendments.

     (a)      Section 4.1 of the Plan is amended to increase the authorized number of shares of Class A Common Stock from 8,000,000 shares to 13,000,000 shares. Section 4.1, as amended, shall read in its entirety as follows:

"4.1	The Shares subject to Awards under the Plan shall not exceed in the aggregate 13,000,000 Shares."

     (b)       Section 7.4 of the Plan is amended to allow the Committee to have full discretion in determining when options issued under the Plan will terminate. Section 7.4, as amended, shall read in its entirety as follows:

“7.4	Subject to the provisions of Section 7.2(b), the Committee shall have full discretion in determining when Options shall terminate. In the event that an Option Agreement does not expressly address termination of an Option, the following terms shall apply:

(a)	In the event of termination of employment as an Employee or service as a Director or Consultant for any reason, the Option will terminate upon the earlier of (i) the full exercise of the Option, (ii) the expiration of the Option by its terms, or (iii)

except as provided in Section 7.4(b), 90 days following the date of employment termination (or termination of service as a Director or Consultant). For purposes of the Plan, a leave of absence approved by the Company shall not be deemed to be termination of employment except with respect to an Incentive Stock Option as required to comply with Section 422 of the Code and the regulations issued thereunder.

(b)	If a Grantee's employment as an Employee, or service as a Director or Consultant, terminates by reason of death or disability prior to the termination of an Option, such Option may be exercised to the extent that the Grantee shall have been entitled to exercise it at the time of death or disability, as the case may be, by the Grantee, the estate of the Grantee or the person or persons to whom the Option may have been transferred by will or by the laws of descent and distribution for the period set forth in the Option Agreement, but no more than three years following the date of such death or disability, provided, however, with respect to an Incentive Stock Option, such right must be exercised, if at all, within one year after the date of such death or disability."

2.       Ratification. In all respects, other than as specifically set forth in Section 1 above, the Plan shall remain unaffected by this Amendment, the Plan shall continue in full force and effect, subject to the terms and conditions thereof, and in the event of any conflict, inconsistency, or incongruity between the provisions of this Amendment and the Plan, the provisions of this Amendment shall in all respects govern and control.

3.      Stockholder Approval/Effective Date. This effectiveness of this Amendment is subject to receipt of the approval of the stockholders of the Company. The effective date of this Amendment shall be the date it is approved by the stockholders of the Company (the "Effective Date").

NU SKIN ENTERPRISES, INC. /s/ M. Truman Hunt By: M. Truman Hunt Its: President